Allied Nevada Reports 2013 Financial and Operating Results
February 24, 2014 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-MKT: ANV) provides financial and operating results for the year ended December 31, 2013.
2013 Highlights:

•	Record gold and silver sales in 2013, up 59% and 23%, respectively, from the previous year

•	Fourth quarter 2013 sales represented 33% of total 2013 gold sales and 41% of total 2013 silver sales, benefiting from the heap leach expansion

•	Adjusted cash costs per ounce[1] (before write-down) of $802 for the full year 2013, was at the lower end of our guidance range

•	Lowered mining costs by approximately $0.45 per ton during 2013

•	Operating full complement of shovel and haul fleet to achieve an average of over 250,000 tons per day

•	Increased square footage under leach by 72%

•
Increased Merrill Crowe processing capacity with completion of the new 21,500 gallons per minute (gpm) plant, along with the existing 5,000 gpm plant, which we expect will allow us to eliminate carbon columns in 2014

•	Amended revolving credit agreement to remove covenants restricting us from using the facility and we now have $40 million in available borrowing capacity

•	Adjusted net income[2] of $17.2 million (or $0.17 per share)

•	Advanced the onsite oxidation process testing through two phases with positive results leading to the decision to move forward with a pilot plant study to process sulfides
2013 Summary:
Operating results: We sold an annual record 181,941 ounces of gold and 858,073 ounces of silver, of which 60,460 (or 33%) gold ounces and 352,922 (or 41%) silver ounces were sold during the fourth quarter benefiting from our expanded heap leach operations.
We achieved our target annual mining rate and placed 45.6 million ore tons on the leach pads containing approximately 256,384 recoverable ounces of gold and approximately 1.5 million recoverable ounces of silver. During the second half of the year we maintained the nominal mining rate of over 250,000 tons per day while decreasing our per ton mining and processing costs from the first half of the year, all while operating in a leaner, more cost-efficient structure as a result of our mine-site and corporate workforce reductions mid-year.
Adjusted cash costs per ounce1: Adjusted cash costs per ounce1 for 2013 were $802, excluding a write-down at year end of previously incurred cash production costs of $9.7 million (or $53 per ounce), which increased the reported adjusted cash costs per ounce1 to $855.
Heap leach expansion projects: Our heap leach expansion projects were successfully completed in 2013. During the year we increased our mining rate and commissioned the North leach pad, two 73 cubic-yard electric rope shovels, and a 21,500 gallons per minute (“gpm”) Merrill-Crowe plant. The crushing system was mechanically completed in 2013 and we expect to commission it during the first quarter of 2014.

[1]
The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Annual Report on Form 10-K titled “Non-GAAP Financial Measures” for further information on adjusted cash costs per ounce.

[2]
The term “adjusted net income” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release titled “Non-GAAP Financial Measures” for further information on adjusted net income.

Adjusted net income2: Adjusted net income2 in 2013 was $17.2 million (or $0.17 per share). Despite selling record gold and silver ounces in 2013, net income of $1.4 million (or $0.01 per share) was negatively impacted by a lower metal price environment, increased production costs, and significant charges for assets classified as held for sale ($11.7 million), mineral property dispositions ($1.4 million), separation and severance costs ($5.9 million), and a write-down of production inventories ($12.6 million).
Liquidity: We finished 2013 with $81.5 million of cash and cash equivalents. Capital spending in 2013 was less than anticipated due to the deferral of approximately $30.0 million of payments into 2014. Had these payments been made as expected, we would have ended the year near our previously stated cash position of approximately $50.0 million.
In the second quarter of 2013, we proactively improved our financial position and liquidity through the completion of a public offering of our common stock for net proceeds of $142.2 million. During the fourth quarter we amended our revolving credit agreement, eliminating certain financial ratio covenants which precluded us from being able to utilize the facility. This provides us with $40.0 million of borrowing capacity. We are working on expanding the facility in 2014 through an accordion feature that allows us to increase the lending limit to $75.0 million.
Hycroft mill expansion: In August 2013 we announced that we would defer construction of the mill to allow further investigation of encouraging preliminary oxidation results that would allow us to oxidize and process sulfide concentrate onsite at Hycroft. Since then, test work has progressed significantly and the results have provided the confidence to proceed with a pilot plant study of the Ambient Alkaline Oxidation process, which began in February 2014. The pilot plant is expected to be completed by the end of the first quarter of 2014. M3 Engineering & Technology (“M3”) will use the results of the oxidation test work, capital and operating cost review and pilot plant program to develop an updated prefeasibility study.
Hycroft Operations Update
We remained committed to our core values, health and safety, and operated in an environmentally responsible manner. Regrettably, there was one lost time accident at our Hycroft Mine during the third quarter of 2013; however, we have taken measures to strengthen the overall health and safety culture at our Hycroft Mine through increased training, more frequent safety meetings, and increased communications.
Key operating statistics for the three months and year ended December 31, 2013, compared with the same periods in 2012, together with 2014 projections, are as follows:

	2014	Three months ended December 31,			Year ended December 31,
	Projections	2013		2012	2013		2012
Ore mined (000's tons)	33,600 - 35,300	13,483		14,778	45,557		30,299
Ore mined and stockpiled (000's tons)	4,700 - 4,900	1,763		1,854	3,515		3,346
Waste mined (000's tons)	51,400 - 54,100	9,649		2,671	32,969		22,088
	89,700 - 94,300	24,895		19,303	82,041		55,733
Excavation mined (000's tons)	—	—		—	3,288		4,945

Ore mined grade - gold (oz/ton)	0.014	0.011		0.012	0.011		0.012
Ore mined grade - silver (oz/ton)	0.350	0.234		0.110	0.219		0.211
Ounces produced - gold	230,000 - 250,000	61,419		45,613	190,831		136,930
Ounces produced - silver	1.7 - 2.0 million	377,314		234,129	882,225		794,097
Ounces sold - gold	230,000 - 250,000	60,460		41,745	181,941		114,705
Ounces sold - silver	1.7 - 2.0 million	352,922		215,258	858,073		696,144
Average realized price - gold ($/oz)		$1,378		$1,703	$1,365		$1,681
Average realized price - silver ($/oz)		$22		$31	$23		$31
Adjusted cash costs per ounce[1]	$825 - $850	$819	(3)	$694	$855	(3)	$638

[3]
The year end 2013 adjusted cash costs per ounce calculation is inclusive of a $9.7 million ($53 per ounce) write-down of previously incurred cash production costs in accordance with our lower of cost or market accounting policy. This write-down is not included in the fourth quarter 2013 calculation of adjusted cash costs per ounce.

2013 Year End Financial Results	2

In 2013, we increased our mining rate and processing capabilities, which resulted in the production and sale of a record number of gold and silver ounces. Our total tons mined during 2013 increased approximately 41% from 2012 as a result of our expanded mobile mine equipment fleet and the addition of the two electric rope shovels. Efficiencies gained with our mobile equipment dispatch system helped us achieve our 2013 target mining rate, all while operating with an approximate 24% reduction to our mine-site workforce following the July reductions. During 2013, we commissioned the North leach pad and a 21,500 gpm Merrill-Crowe plant and added solution processing capacity from our carbon columns early in the year.
As of December 31, 2013, we had approximately 12.2 million square feet under leach, an increase of approximately 5.1 million square feet (or +72%) from December 31, 2012. The North leach pad has been performing well since being put into operation in early 2013 as our overall metal recoveries and timing of such metal recoveries remains consistent with our expectations.
During the second half of 2013 we continued our remediation efforts of the Lewis leach pad and received permits which allowed us to begin introducing solution into wells that have been drilled into dry areas of the pad; and we have begun to see positive results from our efforts. The timing of the metal recoveries is dependent on the advance rate of the solution into the wells on the pad and our overall management of solution flows to the Lewis leach pad and the wells themselves. We expect metal recoveries from our remediation efforts to occur over the next two years.
Production costs were high during the first half 2013 as additional drilling, lime, and cyanide costs associated with the Lewis leach pad remediation, increased maintenance costs of older loading equipment, and inefficient utilization of the mobile fleet resulted in a significant increase to the average cost per ounce placed on the leach pads. During the second half of 2013, our average mining cost per ton and average processing cost per ore ton decreased by 22% and 12%, respectively, from the first half 2013 per ton costs. We expect such efficiencies in mining and processing costs to continue into 2014, which we believe will positively impact our future production costs and adjusted cash costs per ounce1.
During 2013, our adjusted cash costs per ounce1 increased by $217 (or 34%) from 2012. Although our second half 2013 mining and processing costs improved from previous periods, our adjusted cash costs per ounce1 for 2013 were negatively impacted by increased production costs incurred during the first half of 2013, external refining costs for carbon in-process inventories sold during the year, and $9.7 million (or $53 per ounce) in previously incurred cash production costs that were written-off. Further, during 2013 our average realized price per ounce of silver sold decreased by approximately $8 (or -26%) compared to 2012, thereby decreasing the benefit received from each ounce of silver sold and increasing our adjusted cash costs per ounce1 by approximately $38.
Outlook
Gold and silver sales in 2014 are expected to reach new record levels of approximately 230,000 to 250,000 ounces of gold and 1.7 million to 2.0 million ounces of silver. We expect to mine 34.4 million tons of ore at average grades of 0.014 ounce per ton (“opt”) gold and 0.35 opt silver. Approximately 10.6 million tons of the higher grade ore are expected to be crushed before being placed on the leach pads. In addition, we plan on mining 52.8 million tons of waste and 4.8 million tons of mill ore, which will be placed in our stockpiles. Adjusted cash costs per ounce1 for 2014 are expected to be in the range of $825 - $850 (with silver as a byproduct credit).
Depreciation and amortization is expected to increase significantly to approximately $80 - $85 million (or $335-$355 per ounce). The significant increase in depreciation and amortization is the result of an increase of plant and equipment, including the 80 million ton capacity north leach pad, which was placed into service in 2013, which increases the amount of non-cash expense we recognize per gold ounce sold.
Capital expenditures in 2014 are expected to decrease significantly. Non-expansion (sustaining) capital expenditures are expected be less than $15 million in 2014. We believe we have plenty of leach pad space to support production requirements for 2014 and as such have not planned a leach pad expansion this year. We expect final payments related to our oxide expansion to be approximately $40 million in 2014 and expect to pay an additional $32 million related to our deferred mill expansion in 2014.
We expect our 2014 corporate general and administrative costs to approximate $17 - $19 million based upon our projected workforce levels and related benefit costs and estimates of other costs, such as, legal and accounting fees, insurance, and consulting and service provider costs.

2013 Year End Financial Results	3

We expect our 2014 interest expense, net of amounts capitalized to our capital expenditures, to approximate $40 - $45 million, increasing from 2013 as we have minimal planned capital expenditures. Our projected interest expense may vary significantly if the timing and/or amount of our sustaining or expansion capital expenditures are adjusted.
We expect our 2014 exploration, development, and land holding costs to approximate $2 - $3 million, consisting of land holding costs and minimal reserve drilling at Hycroft. Consistent with our strategy and goal to preserve liquidity by managing discretionary spending, we have planned no exploration activities at any of our other properties and we no longer employ a statewide exploration workforce.
The results presented in this press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP financial measures adjusted cash costs per ounce1 and adjusted net income2) and are expressed in U.S. dollars.

Conference Call Information
Allied Nevada will host a conference call to discuss these results on Tuesday, February 25, 2014, at 8:00 am PT (11:00 am ET), which will be followed by a question and answer session.
To access the call, please dial:
Canada & US toll‐free - 1‐866-782-8903
Outside of Canada & US - 1‐647-426-1845
To listen in to the audio webcast, visit www.alliednevada.com.
An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President and CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119
Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act of 1995 or in releases made by the U.S. Securities and Exchange Commission (the “SEC”), as all may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, "can", “will”, “would”, “could”, "should", “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; completion of the pilot plant study and the timing thereof; completion of any prefeasibility and feasibility study for the mill expansion and the timing thereof; anticipated costs, anticipated expenses, anticipated processing, anticipated production, anticipated sales, anticipated capital expenditures, project economics and efficiencies, the realization of expansion and construction activities and the timing thereof; production estimates and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions when made, we can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to fluctuations in the price of gold and silver; risks related to the heap leaching process at Hycroft; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; risks that Allied Nevada’s exploration and property advancement efforts will not be successful; and the inherently hazardous nature of mining-related activities; as well as those factors discussed in Allied Nevada’s filings with the SEC including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.
Non-GAAP Financial Measures
Adjusted Cash Costs Per Ounce
Adjusted cash costs per ounce is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, cash portions of production costs written-down, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of revenue earned from silver sales. Because we are a primary gold producer and our operations focus on maximizing profits and cash flows from the extraction and sale of gold, we believe that silver revenue is peripheral and not material to our key performance measures or our Hycroft Mine operating segment and, as such, adjusted cash costs per ounce is reduced by the benefit received from silver sales.

2013 Year End Financial Results	4

Adjusted cash costs per ounce provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the performance of our mining operations and ability to generate cash flows over multiple periods from the sale of gold. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other mining companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
The table below presents a reconciliation between non-GAAP adjusted cash costs (excluding write-down), which is the numerator used to calculate non-GAAP adjusted cash costs per ounce (excluding write-down), to Production costs (GAAP). Adjusted cash costs per ounce (excluding write-down) are then increased for the per ounce cash portion of previously incurred production costs that were written down and included in Write-down of production inventories (GAAP)(in thousands, except ounces sold):

	Three months ended December 31,			Years ended December 31,
	2013		2012	2013		2012
Production costs (000s)	$56,665		$35,788	$165,478		$94,898
Less: Silver revenues (000s)	(7,153)		(6,804)	(19,515)		(21,712)
Total adjusted cash costs, excluding write-down (000s)	$49,512		$28,984	$145,963		$73,186
Gold ounces sold	60,460		41,745	181,941		114,705

Adjusted cash costs per ounce (excluding write-down)	$819		$694	$802		$638
Write-down of production inventories per ounce	—	(3)	—	53	(3)	—
Adjusted cash costs per ounce	$819		$694	$855		$638

Adjusted Net Income
Adjusted net income is a non-GAAP financial measure, calculated by excluding exceptional or unusual charges and write-downs from reported net income. Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, including write-downs of production inventories and losses on assets classified as held for sale. Management’s determination of the components of adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.
The table below presents a reconciliation between non-GAAP adjusted net income and net income (GAAP), using amounts reported on the Consolidated Statements of Income and Comprehensive Income (in thousands):

	Years ended December 31,
	2013	2012
Net income	$1,405	$47,727
Add adjustments:
Write-down of production inventories	12,586	—
Loss on assets classified as held for sale	11,727	—
Less:
Tax effect of (35%) of above adjustments	(8,510)	—
Adjusted net income	$17,208	$47,727

2013 Year End Financial Results	5

ALLIED NEVADA GOLD CORP.
CONSOLIDATED BALANCE SHEETS
(US dollars in thousands)

	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$81,470	$347,047
Accounts receivable	8,227	55,976
Inventories	76,221	55,818
Ore on leachpads, current	156,693	93,088
Prepaids and other	10,857	12,084
Assets held for sale	47,357	—
Deferred tax assets, current	22,943	—
Current assets	403,768	564,013
Restricted cash	41,215	31,837
Stockpiles and ore on leachpads, non-current	116,192	38,357
Other assets, non-current	12,682	16,364
Plant, equipment, and mine development, net	890,271	538,037
Mineral properties, net	48,473	44,616
Total assets	$1,512,601	$1,233,224
Liabilities:
Accounts payable	$67,958	$60,292
Interest payable	2,848	2,756
Other liabilities, current	8,512	5,259
Debt, current	76,780	28,614
Asset retirement obligation, current	20	331
Deferred tax liabilities, current	—	76
Current liabilities	156,118	97,328
Other liabilities, non-current	22,735	10,223
Debt, non-current	522,427	496,578
Asset retirement obligation, non-current	15,344	8,726
Deferred tax liabilities, non-current	18,928	395
Total liabilities	735,552	613,250
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.001 par value
Shares authorized: 200,000,000
Shares issued and outstanding: 104,043,169 and 89,734,112, respectively	104	90
Additional paid-in capital	750,119	601,553
Accumulated other comprehensive income (loss)	1,674	(5,416)
Retained earnings	25,152	23,747
Total stockholders’ equity	777,049	619,974
Total liabilities and stockholders’ equity	$1,512,601	$1,233,224

2013 Year End Financial Results	6

ALLIED NEVADA GOLD CORP.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(US dollars in thousands, except per share amounts)

	Years ended December 31,
	2013	2012	2011
Revenue	$267,901	$214,559	$152,029
Operating expenses:
Production costs	165,478	94,898	56,045
Depreciation and amortization	31,092	14,594	6,984
Write-down of production inventories	12,586	—	—
Total cost of sales	209,156	109,492	63,029
Exploration, development, and land holding	3,586	7,367	28,174
Accretion	659	564	450
Corporate general and administrative	18,893	16,269	18,593
Separation and severance	5,933	—	—
Loss (gain) on disposition or sale of mineral properties	1,394	—	(1,097)
Loss on assets classified as held for sale	11,727	—	—
Income from operations	16,553	80,867	42,880
Other income (expense):
Interest income	346	899	473
Interest expense	(22,560)	(17,908)	(712)
Other, net	(1,002)	292	417
(Loss) income before income taxes	(6,663)	64,150	43,058
Income tax benefit (expense)	8,068	(16,423)	(6,349)
Net income	1,405	47,727	36,709
Other comprehensive income (loss), net of tax
Change in fair value of effective portion of cash flow hedge instruments, net of tax	7,188	(5,940)	—
Settlements of cash flow hedges, net of tax	(16,594)	2,297	—
Reclassifications into earnings, net of tax	16,496	(1,773)	—
Other comprehensive income (loss), net of tax	7,090	(5,416)	—
Comprehensive income	$8,495	$42,311	$36,709
Income per share:
Basic	$0.01	$0.53	$0.41
Diluted	$0.01	$0.52	$0.40

2013 Year End Financial Results	7

ALLIED NEVADA GOLD CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US dollars in thousands)

	Years ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$1,405	$47,727	$36,709
Adjustments to reconcile net income for the period to net cash (used in) provided by operating activities:
Depreciation and amortization	31,092	14,594	6,984
Accretion	659	564	450
Stock-based compensation	6,052	4,339	6,562
Deferred taxes	(8,304)	18,656	4,116
Write-down of production inventories	2,875	—	—
Loss (gain) on disposition or sale of mineral properties	1,394	—	(1,097)
Loss on assets classified as held for sale	11,727	—	—
Other non-cash items	—	(300)	(397)
Changes in operating assets and liabilities:
Accounts receivable	47,749	(55,976)	—
Inventories	(15,065)	(23,849)	(16,843)
Stockpiles and ore on leach pads	(99,659)	(45,235)	(22,074)
Prepaids and other	3,954	(2,228)	1,194
Assets held for sale	(14,466)	—	—
Accounts payable	(4,722)	16,285	1,310
Interest payable	92	2,756	—
Asset retirement obligation	(47)	(540)	(775)
Other liabilities	3,081	2,096	1,282
Net cash (used in) provided by operating activities	(32,183)	(21,111)	17,421
Cash flows from investing activities:
Additions to plant, equipment, and mine development	(327,633)	(262,216)	(81,554)
Additions to mineral properties	(51)	(130)	(114)
Increases in restricted cash	(9,378)	(13,039)	(3,778)
Proceeds from other investing activities	1,375	136	183
Net cash used in investing activities	(335,687)	(275,249)	(85,263)
Cash flows from financing activities:
Proceeds from issuance of common stock	151,071	464	815
Payments of share issuance costs	(8,543)	—	—
Proceeds from debt issuance	—	400,400	—
Payments of debt issuance costs	(1,668)	(15,340)	(476)
Proceeds from sale-leaseback agreement	—	—	9,471
Repayments of principal on capital lease obligations	(38,567)	(16,323)	(5,591)
Excess tax benefit from stock-based awards	—	(796)	796
Net cash provided by financing activities	102,293	368,405	5,015
Net (decrease) increase in cash and cash equivalents	(265,577)	72,045	(62,827)
Cash and cash equivalents, beginning of period	347,047	275,002	337,829
Cash and cash equivalents, end of period	$81,470	$347,047	$275,002

2013 Year End Financial Results	8

ALLIED NEVADA GOLD CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
(US dollars in thousands)

	Years ended December 31,
	2013	2012	2011
Supplemental cash flow disclosures:
Cash paid for interest	$43,839	$21,367	$1,167
Cash paid for income taxes	—	3,950	—
Significant non-cash financing and investing activities:
Mining equipment acquired through debt financing	111,731	84,877	35,823
Plant and equipment additions through accounts payable increase	40,128	27,740	10,047
Assets held for sale acquired through debt financing	23,697	—	—
Mineral property addition through asset retirement obligation increase	5,695	307	2,323
Accounts payable reduction through capital lease	2,560	10,047	—
Additional paid in capital increase from award modification and settlement of outstanding DPU liability	—	7,453	—
Mineral properties increase from deferred tax adjustment	—	—	5,611

2013 Year End Financial Results	9